Global eXchange Services Announces Worldwide Restructuring Program to Improve
its Competitive Position

GAITHERSBURG, Md. — June 8, 2004 — Global eXchange Services (GXS) today announced it is executing a worldwide restructuring program to transform its business and improve its competitive position. The strategic move includes consolidating development and operations functions, streamlining business processes and making technology investments to lower its worldwide service delivery costs. As a result of this restructuring, the Company will reduce its global employee workforce by approximately 300 positions, or approximately 20 percent, by the end of calendar year 2004. GXS expects to record restructuring charges of between $28 and $32 million during 2004 associated with these actions and related facility rationalizations.

“This restructuring is a necessary part of our broader transformation effort to improve the Company’s competitive position,” said Gary Greenfield, Global eXchange Services president and CEO. “We are consolidating our development, operations and support functions into fewer, more centralized locations designed to enable us to be more efficient and be more responsive to customer needs. Our sales and marketing teams will focus on targeted industry segments to better serve our customers, including retail, high technology and automotive. We are organizing our business to better serve small and large businesses, jointly and distinctly, and we are making critical investments in new technology to lower our worldwide service delivery costs.”

Greenfield continued, “GXS has a long and proud history as a pioneer in information transaction management, and we are committed to continuing the Company’s evolution as a leading provider of cross-enterprise, business process networking solutions.”

About Global eXchange Services
Global eXchange Services, Inc. operates one of the largest B2B e-commerce networks in the world, managing 1 billion transactions annually for more than 100,000 trading partners. With over 35 years experience, Global eXchange Services provides supply chain services and software to more than 50 percent of the FORTUNE 500. Global eXchange Services is headquartered in Gaithersburg, Md. in the U.S., with sales and development offices throughout Europe and Asia-Pacific. For more information visit our Web site at www.gxs.com.

Caution Concerning Forward-Looking Statements
This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. These factors include technological developments, customer demand, trading partner participation and network availability.

Contacts:

Larry De’Ath	Marcel Goldstein
Global eXchange Services	FitzGerald Communications
+1 (301) 340-4519	+1 (202) 973-2976
Larry.DeAth@gxs.com	mgoldstein@fitzgerald.com